Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated September 27, 2023 relating to the balance sheets of Central RoRo, LLC as of August 13, 2023 (inception), the related statements of operations, changes in members’ equity/(deficit), and cash flows for August 13, 2023 (inception), and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

September 28, 2023

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com